HARVEST NATURAL RESOURCES
RECEIVES PARTIAL PDVSA PAYMENT

HOUSTON, TX (June 30, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that Harvest Vinccler, C.A. (HVCA), its 80 percent owned Venezuelan subsidiary, received $27 million in U.S. dollars and 58 billion bolivars (the local Venezuelan currency equivalent to $27 million U.S. dollars at the official exchange rate) as partial payment for its 2005 first quarter deliveries of oil and gas to Petroleos de Venezuela, S.A. (PDVSA). The amount of the payment due May 31, 2005 was $64 million.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “While we acknowledge the delayed partial payment, the payment shortfall and receipt of a portion of the fee in bolivars are not consistent with the terms of our operating service agreement. We are hopeful of resolving the payment issues and negotiating other outstanding items to the mutual benefit of Harvest and PDVSA as we seek to transition HVCA to a mixed company.”

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas development and production company with principal operations in Venezuela and an office in Russia. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”